Exhibit 10.27

AGREEMENT AND STATEMENT OF WORK

August 21, 2007

1.	PARTIES: This agreement is between Celsia Technologies, Inc. (Celsia) and Core Strategies, LLC. (Core)

2.	EFFECTIVE DATES: This agreement will be effective from August 15, 2007 through the earlier of August 14, 2009 or, if terminated prior to that date under section 9 of this agreement.

3.
PURPOSE: Celsia has asked Core to provide general management, sales management and marketing management services. The goal of these services to help build Celsia into a company which is profitable, scalable and valuable to investors.

4.	SCOPE OF WORK: Core will provide the services of the following Core partners to Celsia:
a.	Joseph Formichelli as Chief Executive Officer of Celsia, upon the approval of the Celsia board, on a full-time basis until at least August 20, 2008
b.	Marshall Toplansky in the strategy and marketing area on a part-time basis
c.	Marc Demars in the sales area on a part-time basis
d.	Potentially other Core partners and affiliates as required
e.	Core will identify other employees for future assignments to be defined as the organization expands.

Core partners will work with existing Celsia employees to provide advice, plans, and executional management of those plans. They will travel, as required to appropriate and required.

5.	CORE DELIVERABLES:
a.	Core will establish a regular series of functional management meetings that will be responsible for setting goals, assigning responsibilities and measuring progress in the key areas of the business.
b.	Core will provide specific functional plans for all management areas.
c.
Core will develop a set of metrics and milestones to measure the progress of each stage of its proposed business plans, including headcount requirements. An initial turnaround-phase strategic plan will be developed within 90 days by the Core team. The objective of this plan will be to create a path for Celsia to breakeven on cashflow based on penetrating its currently-identified markets with the current set of technologies it controls. Later stage plans will identify growth strategies for Celsia that may involve making additional investments to exploit a broader set of market opportunities.

Page 2 of 4 12/6/2007	Celsia/Core Agreement and SOW

d.	Core will provide regular updates to the Celsia board of directors on business progress.
e.	Core will provide a workspace in its Southern California office for Celsia personnel to work from.
f.	Core will provide market primary research services to Celsia as required.

6.	CORE COMPENSATION:
a.	Celsia will pay a monthly base cash fee of $20,000 for the services Core provides under sections 4 and 5 above. Any changes will be approved by Alan Benhaim and Charles Resnick.

b.	Celsia will reimburse Core for travel expenses in connection with its work. Core personnel travel will be guided by the Core Strategies Travel Policy, described in the next section of this agreement.

c.
When providing market research services to Celsia, Core will provide fixed bid estimates for all work. Those estimates will include Core’s standard profit margin for its work. Core will bid all work out competitively when it uses suppliers in connection of its market research. Core market research estimates are provided with a contingency of plus/minus 10%.

d.	Celsia will provide the Core team with options for 8,000,000 (8 million) shares of Celsia stock (NASDAQ BB: CSAT), as follows:
i.	Joseph Formichelli - options on 6 million shares;
ii.	Core Strategies, LLC - options on 2 million shares.

e.	The strike price of the options will be the price of CSAT common stock as of the effective date of this agreement. The vesting of these options is as follows:
i.
All of the above options will vest on a regular quarterly schedule (1/12th of the options shares will vest every quarter) UNLESS one of the following events occurs, in which case accelerated vesting will occur:

ii.	One-third of the remaining unvested shares will vest when Celsia reaches cash flow break-even for a quarter.
iii.
One-third of the remaining unvested shares will vest when Celsia exceeds its revenue/profit forecasts (for a quarter) and we can demonstrate that we are moving into our growth-phase projections for revenue, margins and expenses.

Page 3 of 4 12/6/2007	Celsia/Core Agreement and SOW

iv.
One-third of the remaining unvested shares will vest when Celsia wins 2 accounts that will generate a minimum of $500,000 in profitable revenue over the subsequent 12 month period. (Note: A win is described as a committed contract/DOU or purchase req. which forecasts a volume over 1 one year program and is reasonable to achieve if Celsia delivers on all commitments.)

v.	In the event the company is sold, or a change of control is deemed to occur, all unvested shares will immediately vest.
f.	The other specific terms of this options grant will be governed by the options plan under which they were authorized.

7.
CORE TRAVEL POLICY: All travel will be billed at cost, without mark-up by Core. Core personnel travel economy class for all flights unless authorized by Celsia’s CEO. All Core personnel are encouraged to use hotels, restaurants and rental cars which economize client resources appropriately. Core personnel using their own cars will be reimbursed at the current IRS allowable rate (as of this writing: $0.485 per mile), plus tolls and parking. Receipts for any expense over $25 (except mileage) will be provided as backup to Celsia.

8.
PAYMENT METHOD AND TERMS: Celsia will pay the monthly cash fee to Core every month on the 15th of the month, for the service being provided in the following month. (Illustration: Payment for work from August 15 - September 15 is due August 15.) Core will bill Celsia for out-of-pocket expense reimbursement twice a month, under separate invoice. Expense reimbursement will be made within 5 days of invoice receipt.

9.
TERMINATION: This agreement terminates as of August 14, 2009. However, it may be terminated earlier, upon 60 day written notice by either party. Celsia will continue to pay Core its agreed upon monthly base fee during the period from notification of termination through actual termination of services.

10.	RENEWAL: This agreement may be renewed or extended upon mutual agreement.

11.
DISPUTE RESOLUTION: Both parties agree to attempt to resolve all issues relating to this agreement as quickly and amicably as possible. In the event a mutually agreed resolution is not possible, both parties agree to refer the matter to a qualified, certified arbitrator through an accredited arbitration organization (such as the American Arbitration Association). Both parties agree that the decision of the arbitrator will be final and binding.

Page 4 of 4 12/6/2007	Celsia/Core Agreement and SOW

12.	GOVERNING LAW: The laws of the State of California shall govern all matters relating to this agreement

13.	SEPARABILITY: In the event that any part of this agreement is determined to be invalid or void, the remaining valid portions of the agreement are deemed to remain in effect.

14.	APPROVALS

CELSIA, INC.		CORE STRATEGIES, LLC

By:	/s/ Charles Resnick	By:	/s/ Marshall Toplansky

Title:	Director	Title:	CEO

Date:	August 15, 2007	Date:	August 15, 2007

Celsia, Inc.	Core Strategies, LLC
1395 Brickell - Suite 800	23191 La Cadena - Suite 103
Miami, FL 33131	Laguna Hills, CA 92653
Attn: Alan Benhaim, Charles Resnick,	Attn: Marshall Toplansky
Board members